Exhibit (a)(1)(H)
real Need Help? EMAIL: stock@real.Com REAL NETWORKS, INC. Welcome to the RealNetworks, lnc. Offer to Exchange Certain Outstanding Options for New Options website. Please enter your User Name and Password {Sent to you by email on November 19, 2009}. If you have misplaced or did not receive your temporary password, click here User Name: (Not Case Sensitive) Password: Case Sensitive) | ENTER |

real HOME EMAIL Contact us — LOG OUT REAL NEED HELP? EMAIL: stock@real.com Change Password Election Info Make An Election Welcome: Generic User Welcome to the Real Networks Offer to Exchange Certain Outstanding Options for New Options Website We are pleased to announce that RealNetworks. Inc. {“RealNetworks” or the “Company"} is officially launching its Stock Option Exchange Program on November 19, 2009. The offer to exchange eligible options for new options will be conducted on the terms described below and contained in the related offering documents and will remain open until December 17, 2009 at 9:00 p.m., U.S. Pacific Time. An option will be considered eligible to exchange {“Eligible Options"} if: i. The option was granted with an exercise price per share greater than $4.48; and ii. The option remains outstanding and unexercised on the expiration date of the offer, which we currently expect will be December 17, 2009. An individual is eligible to participate in the exchange offer {referred to as “the Offer”) if he or she is {a} a current employee of RealNetworks {or one of its subsidiaries), {b) located in the United States, Austria, Brazil, Canada, China, Finland, France, Germany, India, Indonesia, Japan, Korea, Mexico, the Netherlands, Singapore, Spain, Turkey or the United Kingdom, and {c} remains an employee through the grant date for the new options, which we currently expect to be December 17, 2009. RealNetworks’ senior executive officers and members of the Company’s Board of Directors are not eligible to participate in the Offer. The specifies of the program are described in the “Schedule TO — Tender Offer Statement Filed with the SEC” and the related exhibits. The “Schedule TO — Tender Offer Statement Filed with the SEC” is available by clicking on this hyperlink: https://’realnetworks.equitybenefits.com/Documents/scheduleto.pdf. We urge you to read the “Schedule TO — Tender Offer Statement Filed with the SEC” and the related exhibits carefully and to ask questions, if needed, to make a decision whether or not to participate in the Offer. You may contact your site’s Human Resources representative or Stock Plan Administration with any questions at stock@real.com. To elect to participate in the Offer with respect to your Eligible Options please see the key steps described below.

Key Steps In order to participate in the Offer, please follow these steps: · Please review the following important documents for detailed information on the RealNetworks Offer to Exchange Certain Outstanding Options for New Options by clicking on the links below: 1. the Offer to Exchange Certain Outstanding Options for New Options, {the “Offer to Exchange"}; 2. the Election Form and related instructions; 3. the Withdrawal Form are relates instruction; 4. Frequently Asked Questions (FAQs); and 5. Employee Presentation Slide Deck · Additionally, you can review the forms of award agreement by clicking on the links below: 1. Non-qualified Stock Option Terms and Conditions — U.S. Employees 2. Non-qualified Stock Option Terms and Conditions — Non-U.S. Employees · Click on the MAKE AN ELECTION button below to proceed and choose which options you wish to exchange. you will need to check the appropriate boxes next to each of your Eligible Options to indicate whether or not you are tendering your Eligible Options for exchange in accordance with the terms of the Offer. · After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you will proceed to the Election Agreement page. Only after you agree to the Election Agreement will you be directed to the Election Confirmation Statement page. Please print and retain a copy of your Election Confirmation Statement for your records. You will also receive an e-mail confirming your election. If you do not receive a confirming e-mail within two {2} business days following the date of your election, please contact Stock Plan Administration at {206} 674-2293 or by email at stock@real.com. KEY Dates TO REMEMBER November 19, 2009 — The Commencement date of the Offer. November 19 — - Informational sessions for eligible employees in the U.S. and international locations to December 17, 2009 discuss the details of the Offer and the process of participation. More information about the sessions will be posted on RNN and distributed to our local offices. December 17, 2009 — The Offer expires at 9:00 p.m., U.S. Pacific Time. (unless Offer is — The eligible options that have been tendered for exchange will be cancelled. extended) — The new options will be granted. Make an Election Return to Login Page

(real) Need Help? EMAIL: stock@real.o3m Change Password Election Info Make An Election Welcome Generic user REALNETWORKS, INC. ELECTION FORM RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR HEW OPTIONS THE OFFER EXPIRES AT 9:00 P.M., U.S. PACIFIC TIME. ON DECEMBER 17. 2009. UNLESS THE OFFER IS EXTENDED Name : Generic User Breakeven Calculator Orignal Remaining outstanding New original Original Original Original Option Life of and Eligible Options Exchange option option option Number Date NQ72BQ 08/31/21 9.200 $7.22 08/31/21 11.8 9,200 1.50 0.133 Yes No NQ7399 08/31/01 10.610 $7.22 08/31/21 11.8 10.610 1.60 7.073 Yes No NQ11004 07/24/03 17,850 $8.12 07/24/23 13.7 17,850 1.50 11,900 Yes No NQ12661 07/19/04 11.400 $6.89 07/19/24 14.7 8.400 1.60 6.600 Yes No AN051252 07/22/05 9.100 $5.01 07/22/12 2.7 2.274 3.03 758 Yes No AH-KOB42 07/21/00 9.100 $10.06 07/21/13 3.7 9.100 4.60 2.022 j Yes ;J No PR022302 02/23/07 8,000 J6.38 02/23/14 4.3 8,000 3.00 2,888 j Yes •’.’ No AN070031 06/17/07 7.280 J5.78 06/17/14 4.6 7.260 2.60 2.912 •;. y^ ‘_; Ho My Eligible Option grants that are selected above will be cancelled irrevocably on the cancellation date, currently expected to be December 17, 2009. I understand that this election form will replace any election and any withdrawal I previously submitted. Return to Welcome Page Next

Option Exchange — Breakeven (Crossover) Calculator At what market share price does the value of my current grant = The value of the new grant? Step 1: Enter exercise price of your current eligible option grant: Step 2: Enter the number of shares- in your current eligible option grant: Step 3: Enter the exchange ratio: {ex. If ratio is 2.5:1 enter 2.5) Step 4: New strike price after exchange: (Enter an assumed exercise price for RN stock options to be granted upon conclusion of the offer) Calculate | New Number of Options Breakeven (Crossover) Market Price: {The future market share price at which the value of your current grant is equal to that of the newgranl) What market share price do you think is achievable during the remaining term of your options, and how will that hypothetical price affect the value of each prospective grant? Enter a hypothetical future share price to calculate the future values of each grant: Calculate If you do not take part in the exchange, the future hypothetical value of the eligible options that you currently hold at the price you entered would be: If you do take part in the exchange, the future hypothetical value of the new options at the price you entered would be: Reset | Important Legal Notification: The breakeven calculator is not a financial or tax planning tool and information received using the breakeven calculator does not constitute a recommendation as to whether or not to participate in the offer. The simulations are hypothetical and to not reflect your personal tax or financial circumstances. You should consult your tax. financial and legal advisors for advice related to your specific situation. Additionally, in the breakeven calculator, RealNetworks makes no forecast or projection regarding the strike price of new options that will be granted in the offer or as to the future market price of RealNetworks common shares, which may increase or decrease. You are responsible for verifying the accuracy of any information that you enter into the breakeven calculator. This model forecasts one grant at a time, if you have multiple grants you will need to run multiple simulations.

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NEed HElp? EMAIL: stock@real.o3nn Change Password Election Info Make An Election Welcome: Generic User REALNETWORKS. INC. Election Exchange Review You have made the following election with respect to your eligible options: Original Original Ordinal Original Option Life of and Eligible Options Exchange Option Option Shares Option Expiation Original for Exchange granted Entire eligible Number Date Granted Price Date Option Exchange &nbs p; Ratio exchanged) Option? NQ6707 08/31/01 15,000 $7.22 O8/31/21 11.8 15,000 1.50 10,000 NQ7280 08/31/01 9.200 $7.22 08/31/21 11.8 9,200 1.50 6.133 NQ7399 08/31/01 10,610 $7.22 06/31/21 11.8 10,610 1.50 7,073 NQ11004 07/24/03 17.860 $8.12 07/24/23 13.7 17.650 1.60 11.930 NQ12B51 07/18/04 11.400 J5.89 07/1&24 14.7 B.40Q 1.60 6.600 ;= ‘.: AN051262 07/22AJ6 9.100 55.01 07/22/12 2.7 2.274 3.00 756 ANOS0842 07/21/06 9.100 $10.06 07/21/13 3.7 9.100 4.60 2.022 PR022302 02/23/07 8.000 58.38 02/23/14 4.3 8.000 3.00 2.680 AN070031 08/17/07 7.260 J5.78 08/17/14 4.6 7.260 2.K) 2.912 Please note that you may change your election by submitting a new property completed and signed Election Form prior to the expiration date, which will be 9:00 p.m., U.S. Pacific Time, on December 17. 2009, unless we extend the Offer. Is this information correct? If yes. click PROCEED TO ELECTION AGREEMENT to continue. If no. click RETURN TO PREVIOUS SCREEN. Return to Previous Screen Proceed to Election Agreement

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Heed Help? EMAIL: stock@rel.com Change Password Election Info Make An Election Welcome : Generic User REALNETWORKS. INC. OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS AGREEMENT TO TERMS OF ELECTION THE OFFER EXPIRES AT 9:00 P.M., U. S. PACIFIC TlME. ON DEC EMBER 17, 2009 UNLESS THE OFFER IS EXTENDED YOU CAN MAKE YOUR ELECTION ELECTRONICALLY ON THIS WEBSITE BY CLICKING ON THE “I AGREE” BUTTON AT THE BOTTOM OF THIS PAGE AFTER CHECKING THE BOX BELOW ACKNOWLEDGING AND AGREEING WITH THE TERMS AND CONDITIONS STATED BELOW. IF YOU MAKE YOUR ELECTION ELECTRONICALLY. YOU DO NOT NEED TO MANUALLY SIGN THIS AGREMENTOR COMPLETE THE BLANKS IN THE SPACE PROVIDED BELOW. Before nuking your election, please make sure you have received, read and understand the documents that comprise this offer to exchange certain outstanding options for new options {the TDffeQ, including {1} the Offer to Exchange Certain Outstanding Options for New Options {referred to as the ipf fer to Exchange[1]^: {2} the email from 3d Ferrates, our Senior Vice Presdent of Human Resources, dated November 13. 2008; {3} this election form, together with its associated instructions; and {4} the withdrawal form, together with its associated instructions. The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible employees the opportunity to exchange eligible options for new options as set forth in Section 2 of the Offer to Exchange. This Offer expires at 9:00 p.m., U.S. Pacific Time, on December IT, 2009. unless extended. PLEASE FOLLOW THE INSTRUCTIONS BELOW. In accordance with the terms and conditions outlined in the Offer documents, if you participate in the Offer, you will receive a reduced number of new options in exchange for your eligible options determined by dividing {a) the number of exchanged options by {b} the applicable exchange rate for the eligible option grant, as described in Section 2 of the Offer to Exchange. If you participate in this Offer, you may exchange outstanding options {regardless of whether the options are vested or unvested) that were granted to you by RealNetworks under one of our Plans {as defined in the Offer to Exchange) with an exercise price of greater than $4.4B per share and that remain outstanding and unexercised as of the expiration of the Offer, currently expected to be December IT, 2003. All new option awards will be unvested on the grant date and if you remain an employee of RealNetworks {or one of its subsdiaries). will be scheduled to vest as follows {see Section 3 of the Offer to Exchange for further details):

· New options received ii exchange for eligible options that were vested as of the expiration of the Offer will vest as follows: {a} fifty percent {50%} of the shares subject to the new option vest on the six {6} month anniversary of the new option grant date and {b} the remaining fifty percent {W%} of the shares subject to the new option vest on the one {1} year anniversary of the new option grant date; and * New options received in exchange for eligible options that were unvested as of the expiration of the Offer will vest on the later of {a} the six {6} month anniversary of the new option grant date and {b} the date the new options would have vested under their original vesting schedule. Vesting on any new option will occur only if you remain employed with RealNetworks {or one of its subsidiaries) through the relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the Offer. We will make minor modifications to the vesting schedule of any New Options to eliminate fractional vesting {such that a whole number of shares subject to the New Option will vest on each vesting date), and to ensure that the number of New Options vesting on each vesting date through the vesting schedule is as equal as passible. As a result, subject to your continued employment with us {or one of our subsidiaries) through each relevant vesting date, you will vest as to a number of shares on each vesting date equal to ☑ the number of shares scheduled to vest on the vesting date, rounded down to the nearest whole number; plus {y} one additional share on each vesting date until the aggregate number of additional shares vesting under this clause {y) equals the aggregate total of all fractional shares resulting from rounding down in clause ☑ for all scheduled vesting dates in the vestkig schacUe BY PARTICIPATING. YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. To participate in the Offer, you must complete and submit your election via the RealNetworks Offer website at htt ps://realnetworks.eg ujtvbenefits.com by 9:00 p. m., U .S. Pacific Time, on (December 17, 2009, unless extended. Alternatively, you may sign, date and deliver the property completed election form to Stock Plan Administration by email at stQck@real.com or by facsimile at {208} 674-2895 by 9:00 p.m.. U.S. Pacific Time, on December 17, 2009. unless we extend the Offer. Only elections that are complete and actually received by RealNetworks by the deadline will be accepted. Elections nray be submitted only via the RealNetworks’ Offer website or via Stock Plan Administration by email or ~ax, as ^escribed above. Elections submitted by any other means, including hand delivery. United States mail {or other post) and Federal Express {or similar delivery service}, are not permitted. You may change your mind after you have submitted an election and withdraw some or all of your eligible option grants from the Offer at any time by the expiration date. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you wi 11 be bound by trie last properly submitted election or withdrawal we receive by trie expiration date. If you choose to participate in the Offer, please select the appropriate box below {if you are participating by submitting a paper election} or select the appropriate box next to each of your eligible options listed in the Offer website {if you are participating by making an election through the Offer website}. Each time you make an election on the RealNetwork Offer website, please be sure to select either “Yes” or “No” with respect to each of your eligible options. To help you recall your outstanding eligible options, please refer to the grant information available via th= RealNetworks- Offer website that lists your eligible option grants, the grant date of your eligible options, the current exercise price per share of your eligible options, and the number of outstanding shares subject to your eligible options. To review the vesting schedule of each of your eligible options listed on the Offer website, please refer to your Morgan Stanley Smith Barney account by logging into your account at the website address: httpsi.’Vwtfw. benef itaccess. com . You may elect to ex-change eligible option grants pursuant to the Offer whether the eligible option grants are fully vested, partially vested or entirely unvested. If you are unable to access your option grant information via the RealNetworks Offer website or your Morgan Stanley Smith Barney account, you may contact Stock Plan Administration by email at stock@real.com or by facsimile at {206} 674-2895 for assistance. SUBMIT NO LflTEH THAN 9:00 P.M., U.S. PACIFIC TIME, ON DECEMBER 17, 2009 (UNLESS THE OFFER IS EXTENDED). Election Terms & Conditions 1. I agree that my decision to accept or reject the Offer with respect to all or some of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange. 2. I understand that I may change my election at any time by completing and submitting a new election and/or withdrawal no later than 9:00 p.m., U.S. Pacific Time, on December 17. 2009 {unless the Offer is extended) and that any election and/or withdrawal submitted and/or received after such time will be void and of no further force and effect. 3. If my employment with RealNetworks {or one of its subsidiaries} terminates before the Offer expires, I understand that I will cease to be an eligible employee under the terms of the Offer and any election that I have made prior to the termination of my employment with RealNetworks {or one of its subsidiaries} to exchange my eligible options will be ineffective. As a result, my eligible options will not be exchanged under the Offer and I will not receive new options. 4. I agree that decisions with respect to future grants under any RealNetworks equity compensation plan will be at the sole discretion of RealNetworks. 5. I agree that: {i> the Offer is discretionary in nature and may be suspended or terminated by RealNetworks, in accordance with the terms set forth in the Offer documents, at any time prior to the expiration of the Offer; {\\) RealNetworks may, at its discretion, refuse to accept my election to participate; and {iii} the Offer is a one-time Offer that does not create any contractual or other right to receive future offers, options or benefits n tea of offers. 6. I agree that: {i} the value of any new options and participation in the Offer made pursuant to the Offer is an extraordinary item of income which is outside the scope of my employment contract, if any; and {ij) the Offer value of any new options granted pursuant to the Offer is not part of normal or expected 1.

compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, bng-serv ice awards, pensioner retirement benefits or similar payments. 7. Neither my participation in the Offer nor this election shall be construed so as to grant me any right to remain in the employ of RealNetworks or any of its direct or indirect subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause {subject to the terms of my employment contract, if any). 8. for the exclusive purpose of inplementing. administering ami managing my participation n the Offer. I hereby expScitfy and unambiguously consent to the collection, receipt, use, retention and transfer, n electronic or other form, of my personal dafa as deserted *i this document by and among, as applicable, my employer and f^afJetworks and its subsiSaries and aff^tes. I urtderstar^ that f^alNetworks and my emphyer hold certain personal information about me. including, but not tinted to. try name, home address and telephone number, date of birth, social iisurance number or other identification number, salary, nationally, job title, any shares of stock or directorships held in fkatNetworks, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in try favor, for the purpose of implementing, administering and managing the Offer f Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in ny country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than try country. I understand that I toy request a list with the names and addresses of any potential recipients of the Data by contacting my local Hunan resources representative. I authorize the recipients to receive, possess, use, retail and transfer the Data, n electronic or other form, for the purposes of mplementmg, administering and managing my participation in the Offer. I understand that t nay, at any tine. oew Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein. *i any case without cost, by contacting mi writing my heal human resources department representative, t understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Offer. For more information on the consequences of my refusal to consent or withdrawal of consent I understand that I may contact my site’s Hunan resources representative or Stock Plan Administration at stoctflSreal.com. 9. Regardless of any action that RealNetworks or a subsidiary or affiliate of RealNetworks takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding related to the Offer f Applicable HffrftftoJ din gf), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorae RealNetworks and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales, either through a voluntary sale or through a mandatory sale arranged by RealNetworks {on my behalf pursuant to this authorization) or other cash payments pad to me by RealNetworks and/or its subsidiaries. Finally, I agree to pay to RealNetworks or its subsidiary any amount of Applicable Withholdings that RealNetworks or its subsidiary may be required to withho ld as a result of my participation hi the Offer if RealNetworks does not satisfy the Applicable Withholding through other means. 7.

10. I acknowledge that I may be accepting the Offer and the terms and conditions of this election in English and I agree to be bound accordingly. 11. I acknowledge and agree that neither RealNetworks nor a subsidiary or affiliate of RealNetworks, nor any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offer documents. 12. I agree that participation in the Offer is governed by the terms and conditions set forth in the Offer documents and this election form. I acknowledge that I have received the Offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the Offer. I agree that any and all decisions or interpretations of RealNetworks upon any questions relating to the Offer and this election will be given the maximum deference permitted by law. although I have all rights accorded to me under applicable law to challenge such decision or interpretation in a court of competent jurisdiction. 13. I further understand that if I submit my election by facsimile, RealNetworks intends to send me a confirmation of my election via email at my RealNetworks email address, if any. or if none, at my personal email address as I have provided to RealNetworks below, within two U.S. business days after the submission of my election. I understand that if I submit my election via the Offer website, the Confirmation Statement provided on the Offer website at the time I submit my election will provide evidence that I submitted my election and that I should print and keep a copy of such Confirmation Statement for my records. If I have not received a confirmation, I understand that it is my responsibility to ensure that my election has been received no later than 9:00 p. m., U .5. Pacific Time, on December IT. 2009. I understand that only responses that are complete, signed {electronically or otherwise}, dated and actually received by RealNetworks by the deadline will be accepted. f’ftejujj&d for elections cuhntied by email to srosVg.r??.[1]. jan or by facssmk at (205} 574-2595} I acknowledge and agree with the terms and conditions stated above. Employee Signature Date and Time {indicate time zone) Employee Name [Please print} Employee Email yydress.

If submitting via email or facsimile, deliver to:
Stock Plan Administration
Email: stock@real.com
Fax: (206) 674-2695

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of the Election.

If you choose to participate in the Offer, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009:

Elections via Offer Website

1. To submit an election via the Offer website, click on the link to the Offer website in the email you received from Sid Ferrales announcing this Offer or go to the Offer website at https://realnetworks.equitybenefits.com.

2. Log into the Offer website using the login instructions provided to you in the email you received from stock@real.com on November 19, 2009.

3. After logging into the Offer website, click on the "MAKE AN ELECTION" button. You will be directed to your election form that contains the following personalized information with respect to each eligible option you hold, including:
   - the option number of the eligible option;
   - the grant date of the eligible option;
   - the total number of outstanding shares subject to the eligible option;
   - the current exercise price per share of the eligible option; and
   - the expiration date and remaining life of the eligible option.

4. Select the appropriate box next to each of your eligible option grants to indicate your choice whether to exchange your eligible options in accordance with the terms of this Offer. Select the "NEXT" button to proceed to the next page.

5. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections, continue the election process as instructed through the Offer website. Select the "I AGREE" button to agree to the Agreement to Terms of Election and to submit your election.

6. yoj will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records. Elections by a trustee, executor, administrator, guardian, attorney-in-fact. officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the Offer website. If you want to use the Offer website but are unable to submit your election via the Offer website as a result of technical failures of the Offer website, such as the Offer website being unavailable or the Offer website not accepting your election, or if you do not have access to the Offer website for any reason, you may submit your election by email or facsimile by following the instructions provided below. To obtain a paper election form, please contact Stock Plan Administration via email at stock@iBal.coni or facsimile at {206) 674-2695. Sections via Fax or Email Alternatively, you may submit your election form via fax or email by doing the following: 1. Property complete, sign and date the election form that you received in the email from Sid Ferrates, dated November 19, 2009. announcing the Offer. 2. Submit the property completed election form to Stock Plan Administration by email at stockjgreal.eom or by fax to {206} 674-2896. We must receive your property -completed and submitted election form by the expiration of the Offer, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009. Additional EJeeriiin Requirements for Cujrenrand Certain Former Residents in the Netherlands If you are an eligible employee in the Netherlands or if you resided in the Netherlands when your eligible options were granted to you, you must print out the Dutch agreement attached as Schedule A to the Election Form, sign and date the Dutch agreement and deliver it to the on-srte Human Resources representative. Note that your election to participate in the Offer win not be vaSil unless the properly signed ami dated Cutch agreement is received by uk Company by the expiration of the Offer. For further information, see Schedule O — Guide to Tax and Legal Issues in the Netherlands. Your delivery of al I document* regard!ng the Offer, i ncl u d i n g elect! ons and withdrawal s, i 5 at your r! sk. Delivery will be deemed mad* only when actually received by us. If you submit your election or withdrawal via the Offer website, you should print and keep a copy of the Confirmation Statement on the Offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or with d rawal. If you submit your elect!on or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two (2) U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election andlor any withdrawal. Only responses that are properly completed and actually received by RealNetworks by the deadline by the Offer website at htta-5://realnetvi’orks.eguitvbenefits.com or by Stock Plan Administration by email at stock.@reaI.cpm or by facsimile at (206( 674-Z6S5 will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other postf and Federal Express (or similar delivery service}, are not permitted. Note that if you submit any election and/or withdrawal via email or facsimile within the last two (2) U.S. bjs-iness days prior to the expiration-of the Offer, time constraints may prevent Real Networks from providi ng yo j with, an email confirmation prior to the expiration of the Offer. Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of this Offer, we will be deemed to have accepted eligible options for exchange that are valdly elected to be exchanged and are not property withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of eligible options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be December IT. 2009. RealNetworks will not accept any alternative, conditional or contingent tenders. Although it is our intent to provide you with confirmation of receipt of this election, by completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to yoj merely will be a notification that we have received your election and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled after the Offer expires on the same U.S. calendar day as the expiration date, which cancellation is scheduled to be December IT, 2009. 2. Withdrawal and Additional Tenders. Tenders of eligible options made through the Offer may be withdrawn at any time on or before 9:00 p.m., U.S. Pacific Time, on December IT, 2009. If RealNetworks extends the Offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the Offer. In addition, although RealNetworks currently intends to accept your validly tendered eligible options promptly after the expiration of the Offer, if we have not accepted your options by 9:00 p. m., U .5. Pacific Time, on January 19, 2010, you may withdraw your tendered eligible options at any time thereafter. To withdraw some or all of the options that you prev iously elected to exchange, you must follow the instructions set forth in, and complete and submit, the Withdrawal Form included as one of the documents that comprise this Offer to Exchange. Please see the RealNetworks, Inc. Offer to Exchange Certain Outstanding Options for New Options—Withdrawal Form to withdraw any of the options you previously elected to exchange. Please note that your withdrawal must be submitted before the Offer expires in accordance with the procedures described in the instructions contained in the Withdrawal Form. You may not rescind any withdrawal and any eligible options withdrawn will not be deemed property tendered for purposes of the Offer unless you property re-elect to exchange those eligible options on or before the expiration date. To re-elect to exchange some or all of your withdrawn eligible option grants or to elect to exchange more or less eligible option grants, you must submit a new election via the Offer website or by sending an email or facsimile to Stock Plan Administration as follows: Via Offer website: https^’/realnetworks. equity be nefrts.com Via Stock Plan Administration: Email: stoc^g’^s .^:-~ Fax: {2QS> 6T4-2895

Your new election must be submitted in accordance with the procedures described in the instructions herein. **Any prior election will be disregarded; therefore, your new election must indicate all eligible option grants you wish to exchange, not just those you wish to add.** Your new election must include the required information regarding all of the eligible option grants you want to exchange and must be signed and clearly dated after the date of any election and any withdrawal you previously submitted. Upon the receipt of such a new, properly completed, signed and dated election, any previously submitted election and/or withdrawal will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election and/or withdrawal we receive on or before the expiration date.

The delivery of all documents, including withdrawal forms, is at your own risk. Only responses that are properly completed, signed (electronically or otherwise), dated and actually received by RealNetworks by the deadline via the Offer website at https://realnetworks.equitybenefits.com or via Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election or withdrawal via the Offer website, you should print and keep a copy of the Confirmation Statement on the Offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two (2) U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your withdrawal. You should contact Stock Plan Administration via email at stock@real.com or facsimile at (206) 674-2695. Note that if you submit any election and/or withdrawal via email or facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent RealNetworks from providing you with an email confirmation prior to the expiration of the Offer.

3. Tenders.

If you intend to tender eligible options through the Offer, you must tender all of your shares subject to each eligible option grant, except to the limited extent specifically described in the following paragraph.

You may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this Offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. We are not accepting partial tenders of option grants, so you may not accept this Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible options, we will respect an election to exchange such eligible option grant pursuant to the Offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant.

4. Signatures an this Election. If the ejection is being submitted via email or facsimile, it must be signed by the holder of the eligible options and the signature must -correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If this election is signed by a trustee, executor, administrator, guardian, attorney in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to RealNetworks of the authority of that person to act in that capacity must be submitted with this election via email or facsimile. Elections submitted via the Offer website: Logging into the Offer website and completing and submitting your election via the RealNetworks Offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature. 5. Other Information on this Election. If you are submitting your election via email or facsimile, in addition to completing and signing the election form, you must print your name and indicate the date and time at which you signed. You also must include a current email address. 6. Requests for Assistance or Additional Copies. Any questions or requests for additional copies of the Offer to Exchange or this election form should be directed to Stock Plan Administration by email at stock@real.coni or by facsimile at {206} 674-2695. Copies will be furnished promptly at RealNetworks’ expense. 7. Irregularities. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all property tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been property made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election muse be received no later 0>an 9:00 p.jr... U.S. Pacific Time (unless [he Offer Is extended), on December IT, 2009, na rfre HeafNenvorJts’ Offer websFne or yia SrodrPJan Aim Fn Fsrrenon by ema\\ orfaxasfo\\ows: Offer website: https://realnetv«)rks.equity benefits.com Stock Plan Administration: Email: stock@real.com Fax: {206} B74-2895 8. Additional Qociments to Read. yoj should be sure to read lite Offer to Exchange, all docjrnents referenced therein, the email from 3d Ferrales, our Senior Vice President of Human F^esources, dated November IS, 2009, this election form, together with its instructions and the withdrawal form, together with its instructions, before deciding whether or not to participate in the Offer. 9. Important Tax Information. Please refer to Section 14 and Schedules C through S of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer. To acknowledge and agree with trie terms and conditions stated above, click on the ~l AGREE” button below. Email Address: Employee ID: Return to Previous Screen I AGREE

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Welcome: **Generic User**

REALNETWORKS, INC.

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Your election information has been recorded as follows:

Original Option Number	Original Option Date	Original Shares Granted	Original Option Price	Original Option Expiration Date	Remaining Life of Original Option	Shares Outstanding and Eligible for Exchange	Exchange Ratio	New Options Granted (if exchanged)	Exchange Entire Eligible Option?
NQ6707	08/31/01	15,000	$7.22	08/31/21	11.8	15,000	1.50	10,000	Yes
NQ7280	08/31/01	9,200	$7.22	08/31/21	11.8	9,200	1.50	6,133	No
NQ7399	08/31/01	10,610	$7.22	08/31/21	11.8	10,610	1.50	7,073	No
NQ11004	07/24/03	17,850	$6.12	07/24/23	13.7	17,850	1.50	11,900	No
NQ12651	07/19/04	11,400	$5.89	07/19/24	14.7	8,400	1.50	5,600	No
AN051252	07/22/05	9,100	$5.01	07/22/12	2.7	2,274	3.00	758	Yes
AN060842	07/21/06	9,100	$10.06	07/21/13	3.7	9,100	4.50	2,022	Yes
PR022302	02/23/07	8,000	$8.38	02/23/14	4.3	8,000	3.00	2,666	No
AN070031	08/17/07	7,280	$5.78	08/17/14	4.8	7,280	2.50	2,912	Yes

PRINT THIS PAGE: by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an emailed "Election Confirmation Statement" after your submission. If you do not receive a confirmation email within two (2) business days following the date of your submission, please forward a copy of your printed Electronic Confirmation Statement via email to Stock Plan Administration at stock@real.com.

Thank you. If you have any questions, please contact Stock Plan Administration at stock@real.com.

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Have you printed the Confirmation Page? If you have not, select “NO” and then “Yes” on the next screen. Then, print this page by either pressing CTRL+P on the keyboard or select the Print option from your browser’s File Menu. Yes | No ] We strongly recommend you Print a Confirmation before leaving this page. To print this page press CTRL+P on the keyboard or select the Print Option from your browser’s File Menu. If you want to stay at this page click Yes. If you want ho continue with your action click No. Yes | No ~| \^ J CTCM. ^^ U~d toft” Eh’AIL I Contact Us I- Change Password Election Info Make An Election Welcome: Generic User CDIfTACT IMFDFtMATIOM To o:nM us wn general queEDore DDnoemng ne oner or b nequeel prtlled ooptes oTIre oner lo Estfoige or oner oner dooinerts. ptease QjlBOiaaiPlJiftanrHiaKn a slrcMSneal ccm or Hi ftsHHIe a laEi 67^-2685. Return to Welcome Page |

^^^SS*fc^^ f ‘ mhi :.iuil anoHrxrui —ueiut \. * CFC»J. T^^ fleed>Jeto? EMAIL: stockaiBal.com Change Password Election Info Make An Election Wekxme: Generic User To change your password, enter your User Name. Old Password, New Password, Re-enter New Password and Click on the Update button. The password has a maximum limit of 10 characters and it can be a combination of letters and/or digits only. Enter User Name: Enter Old Password: Enter New Password: Re-enter New Password: Update ^^ff^^-^^f *««* ::ilAIL B (CHUU Hi — UGIUT \. f crcM, j^^ NeedHelp? EMAIL: stocliJEreal.com Change Password Election Info Make An Election ‘iVstrtifi: Generic User ELECTION INFORMATION We urge you to read the Offering Materials carefjy Cick en tfte fciks below to view detailed information on the Option Exchange Program: Offer to Exchange Certain Outstanding Options for New Options The Election Form and Related Instructions The Withdrawal Form and Related Instructions Frequently Asked Questions f FAQs) Employee Presentation Slide Deck Link to Email from Sid Ferrates dated November 19. 2009 Ajreanrart ar Dutch Tax and Social Security Contributions Make An Election | Return to Home Page